Exhibit 99.1

FLUIDIGM ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif., – February 4, 2016 – Fluidigm Corporation (NASDAQ:FLDM) today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Total revenue for the fourth quarter of 2015 was $30.7 million, a decrease of 8% from $33.5 million in the fourth quarter of 2014. On a constant currency basis, total revenue for the fourth quarter of 2015 decreased 4% year-over-year (see accompanying table for reconciliation of GAAP and non-GAAP measures). Net loss for the fourth quarter of 2015 was $12.9 million, compared with a net loss of $10.9 million for the fourth quarter of 2014. Non-GAAP net loss for the fourth quarter of 2015 was $6.9 million, compared with a $1.7 million non-GAAP net loss for the fourth quarter of 2014.

Total revenue for the full year 2015 was $114.7 million, a decrease of 1.5% from $116.5 million for 2014. On a constant currency basis, total revenue for the full year 2015 increased 3.5% year-over-year. Net loss for the full year 2015 was $53.3 million, compared to a net loss of $52.8 million for 2014. Non-GAAP net loss for 2015 was $24.4 million, compared with $6.4 million non-GAAP net loss for 2014.

“We were encouraged by our fourth quarter results,” said Gajus Worthington, Fluidigm President and Chief Executive Officer. “Our core genomics product lines further stabilized across multiple indicators. We achieved slightly better-than-expected results from our single-cell biology business with a robust contribution from the Helios™ (CyTOF™) product line. As we enter 2016, we believe the single-cell biology market outlook remains strong and the key actions taken within our commercial organization this past year position us to deliver growth in 2016 and beyond.”

Financial Highlights and Analysis

•	Instrument revenue declined 13% or $2.4 million year-over-year in the fourth quarter and 3% or $1.8 million for the full year, primarily due to decreased sales from core genomics systems, partially offset by increased sales of Helios systems and contribution from new products.

•	Approximately 75% of the Biomark™ HD system sales during the fourth quarter were motivated by single-cell biology research.

•	Approximately 20% of C1™ system sales were combined with a Biomark HD system in the fourth quarter.

•	Consumables revenue declined 8% or $1.0 million year-over-year in the fourth quarter and 7% or $3.2 million for the full year, primarily due to decreased sales from production genomics applications.

•	IFC (integrated fluidic circuit) pull-through for the fourth quarter was within its revised historical range of $25,000 – $35,000 per instrument/year for genomics analytical systems and within its historical range of $15,000 – $25,000 per instrument/year for genomics preparatory systems.

•	Consumables pull-through for proteomics analytical systems in the fourth quarter was within its historical range of $50,000 – $70,000 per instrument/year.

•	Service revenue increased 22% or $0.6 million year-over-year in the fourth quarter and 39% or $3.5 million for the full year.

•	Total revenue by geographic region for the fourth quarter of 2015 was as follows: United States – $13.7 million; Europe – $10.8 million; Asia-Pacific – $2.5 million; Japan – $2.0 million; and Other –$1.7 million.

•	Revenue by geographic region as a percent of total revenue for the fourth quarter of 2015 was as follows: United States – 45%; Europe – 35%; Asia-Pacific – $8%; Japan – 7%; and Other – 5%.

•	Fluidigm’s total instrument installed base was 1,630 units at the end of the year.

•	Approximately 52% of the installed base was analytical systems, compared to approximately 53% in the third quarter of 2015, with the balance comprising preparatory systems.

•	Single-cell biology systems (includes C1, Polaris™, Helios, CyTOF, CyTOF 2, Callisto™, Biomark and Biomark HD systems motivated by single-cell research) represented approximately 805 units of the installed base.

•	GAAP product margin was 58.1% in the fourth quarter of 2015, versus 61.8% in the year ago period. Non-GAAP product margin was 70.0% in the fourth quarter of 2015, versus 73.5% in the year ago period. Non-GAAP product margin excludes the effects of amortization of developed technology, depreciation and amortization, loss on disposal of property and equipment, non-cash charge for the sale of inventory revalued at the date of acquisition, and stock-based compensation expense (see accompanying table for reconciliation of GAAP and non-GAAP product margins).

•	At December 31, 2015, Fluidigm had approximately $101.5 million in cash, cash equivalents, and investments.

Business Highlights Since Fluidigm’s Last Earnings Release

•	Time magazine selected Fluidigm’s Juno system as one of the best inventions of 2015.

•	Total revenue in Europe grew 11% for the full year and 26% on a constant currency basis.

•	Fluidigm expanded its commercial leadership team with the additions of Pete Betzelos, Senior Vice President of Marketing and Joachim Schorr Ph.D., Senior Vice President of Research and Development. Pete Betzelos and Joachim Schorr report to Executive Vice President of Research, Development and Marketing, Marc Unger.

•	As Senior Vice President of Marketing, Pete Betzelos is responsible for developing and implementing global marketing strategy at Fluidigm. Pete has over 25 years of industry experience and most recently served as Global Leader, Clinical NGS IVD Systems at Thermo Fisher Scientific. Previously, he was Vice President of Global Marketing at Cepheid and has held executive positions at Roche.

•	As Senior Vice President of Research and Development, Joachim Schorr Ph.D., is responsible for spearheading the overall genomics research and development strategy at Fluidigm. Joachim has over 25 years of industry experience and most recently served as Chief Scientific Officer of Caris Life Sciences. Previously, he was Managing Director and Senior Vice President of Global Research and Development at Qiagen.

Financial Outlook

Fluidigm projects total revenue for the full year 2016 to be between $124 million and $128 million. Revenue projections for 2016 incorporate an estimated negative currency-related impact of approximately 2% at the midpoint of the range.

Due to seasonality, Fluidigm’s revenue has historically been lowest in the first quarter of the year and highest in the fourth quarter of the year with total revenue in the first quarter of the year sequentially down from the fourth quarter of the previous year. We expect quarterly revenue contribution in 2016 to reflect the same pattern. In addition, we believe the organizational improvements we made will have a greater impact on revenues during the second half of the year.

The Company projects 2016 operating expenses on a GAAP basis to be between $134 million and $138 million. Non-GAAP operating expenses, excluding approximately $16 million of estimated stock-based compensation expense and $5 million of estimated depreciation and amortization expense, are expected to be between $114 million and $118 million (also, see accompanying table for reconciliation of GAAP and non-GAAP operating expenses for the fourth quarter and full year results of 2015 and 2014). Interest expense is projected to be approximately $6 million and capital spending is projected to be between $4 million and $6 million.

The Company projects total cash outflow in 2016 to be between $25 million and $30 million, including capital spending of approximately $4 million to $6 million.

Conference Call Information

Fluidigm will host a conference call today, February 4, 2016 at 2:00 p.m. PST (5:00 p.m. EST). The call can be accessed by calling (877) 556-5248 (domestic toll-free) or (720) 545-0029 (international toll). Fluidigm will also provide a live stream of its fourth quarter and full year 2015 financial results conference call for investors at: http://investors.fluidigm.com/events.cfm. The link will not be active until 4:45 p.m. Eastern Time on February 4, 2016. A telephone replay of the teleconference will be available 90 minutes after the end of the call at (855) 859-2056 (domestic toll-free), or (404) 537-3406 (international toll), access code 33451904. The conference call will also be archived on the Fluidigm investor’s page at: http://investors.fluidigm.com.

Statement Regarding Use of Non-GAAP Financial Information

Fluidigm has presented certain financial information in accordance with GAAP and also on a non-GAAP basis for the fourth quarter and full year of 2015 and 2014. Management believes that non-GAAP financial measures, taken in conjunction with GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company’s core operating results. Management uses non-GAAP measures to compare the company’s performance relative to forecasts and strategic plans and to benchmark the company’s performance externally against competitors. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of the company’s operating results as reported under U.S. GAAP. Fluidigm encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between completed GAAP and non-GAAP results are presented in the accompanying table of this release. For future periods, Fluidigm is unable to provide a reconciliation of non-GAAP measures as a result of the inherent uncertainty regarding, and the potential variability of, the factors affecting future non-GAAP operating expenses, including (without limitation) uncertainty concerning future changes relating to acquisitions, technologies, and taxes that Fluidigm cannot accurately estimate.

Use of Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to management’s current expectations for the single-cell biology market and Fluidigm’s future growth and position in such market; seasonality and 2016 product revenue trends; and current estimates of 2016 total revenue, GAAP and non-GAAP operating expenses, total cash outflow, stock-based compensation expense, interest expense, capital spending, depreciation and amortization, and currency related impact on 2016 revenue. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks relating to the future financial performance of Fluidigm’s product lines; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; potential product performance and quality issues; the possible loss of key employees, customers, or suppliers; intellectual property risks, including risks relating to maintaining material in-licensed intellectual property rights; competition; Fluidigm’s research and development, sales, marketing, and distribution plans and capabilities; reduction in research and development spending or changes in budget priorities by customers; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations in customer operations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Fluidigm’s business and operating results are contained in Fluidigm’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Fluidigm’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Fluidigm Corporation disclaims any obligation to update these forward-looking statements except as may be required by law.

About Fluidigm

Fluidigm (NASDAQ:FLDM) develops, manufactures, and markets life science analytical and preparatory systems for growth markets such as single-cell biology and production genomics. We sell to leading academic institutions, clinical laboratories, and pharmaceutical, biotechnology, and agricultural biotechnology companies worldwide. Our systems are based on proprietary microfluidics and multi-parameter mass cytometry technology, and are designed to significantly simplify experimental workflow, increase throughput, and reduce costs, while providing excellent data quality. Fluidigm products are provided for Research Use Only. Not for use in diagnostic procedures.

We use our website (www.fluidigm.com), corporate Twitter account (@Fluidigm), Facebook page (https://www.facebook.com/Fluidigm), and LinkedIn page (https://www.linkedin.com/company/fluidigm-corporation) as channels of distribution of information about our products, our planned financial and other announcements, our attendance at upcoming investor and industry conferences, and other matters. Such information may be deemed material information and we may use these channels to comply with our disclosure obligations under Regulation FD. Therefore, investors should monitor our website and our social media accounts in addition to following our press releases, SEC filings, public conference calls, and webcasts.

Fluidigm, the Fluidigm logo, Biomark, CyTOF, Helios, C1, Polaris, and Callisto are trademarks or registered trademarks of Fluidigm Corporation.

Contact:

Fluidigm Corporation

Ana Petrovic

Director, Investor Relations & Strategy

650.243.6628 (Office)

ana.petrovic@fluidigm.com

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended
	2015	2014	2015	2014 (1)
Revenue:
Instruments	$15,698	$18,072	$58,455	$60,233
Consumables	11,693	12,673	43,685	46,838

Product revenue	27,391	30,745	102,140	107,071
Service revenue	3,272	2,678	12,315	8,844
License and grant revenue	59	67	257	541

Total revenue	30,722	33,490	114,712	116,456
Costs and expenses:
Cost of product revenue	11,489	11,752	43,001	39,511
Cost of service revenue	1,100	1,017	3,629	3,338
Research and development	9,740	11,716	39,264	43,423
Selling, general and administrative	22,085	18,838	82,959	71,324
Acquisition-related expenses	—	—	—	10,696
Gain on escrow settlement	—	—	(3,986)	—

Total costs and expenses	44,414	43,323	164,867	168,292

Loss from operations	(13,692)	(9,833)	(50,155)	(51,836)
Gain from sale of investment in Verinata	2,330	—	2,330	332
Interest expense	(1,453)	(1,450)	(5,808)	(5,344)
Other expense, net	(268)	(549)	(1,157)	(857)

Loss before income taxes	(13,083)	(11,832)	(54,790)	(57,705)
Benefit from income taxes	204	888	1,475	4,875

Net loss	$(12,879)	$(10,944)	$(53,315)	$(52,830)

Net loss per share, basic and diluted	$(0.45)	$(0.39)	$(1.86)	$(1.90)

Shares used in computing net loss per share, basic and diluted	28,813	28,227	28,711	27,768

(1)	Derived from audited consolidated financial statements

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2015	December 31, 2014(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,117	$33,713
Short-term investments	65,855	81,588
Accounts receivable, net	25,457	22,384
Inventories	17,924	15,991
Prepaid expenses and other current assets	5,742	2,221

Total current assets	144,095	155,897
Long-term investments	6,493	27,499
Property and equipment, net	15,258	13,889
Other non-current assets	10,059	3,966
Developed technology, net	91,048	102,200
Goodwill	104,108	104,108

Total assets	$371,061	$407,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,094	$5,919
Accrued compensation and related benefits	3,553	6,874
Other accrued liabilities	11,015	9,664
Deferred revenue, current portion	9,419	6,928

Total current liabilities	30,081	29,385
Convertible notes, net	195,684	195,455
Deferred tax liability, net	23,595	26,152
Other non-current liabilities	6,800	6,148

Total liabilities	256,160	257,140
Total stockholders’ equity	114,901	150,419

Total liabilities and stockholders’ equity	$371,061	$407,559

(1)	Derived from audited consolidated financial statements

FLUIDIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	2015	2014 (1)
Operating Activities
Net loss	$(53,315)	$(52,830)
Depreciation and amortization	4,915	4,061
Stock-based compensation expense	16,830	20,940
Amortization of developed technology	11,200	9,800
Non-cash charges related to acquisition	—	3,504
Gain on escrow settlement	(3,986)	—
Gain from sale of investment in Verinata	(2,330)	(332)
Other non-cash item	224	83
Changes in assets and liabilities, net	(8,234)	(7,849)

Net cash used in operating activities	(34,696)	(22,623)

Investing Activities
Acquisition, net of cash acquired	—	(113,190)
Purchases of investments	(66,973)	(132,644)
Proceeds from sales and maturities of investments	103,369	74,520
Proceeds from sale of investment in Verinata	—	332
Purchase of intangible assets	(6,670)	—
Purchases of property and equipment	(3,982)	(7,403)

Net cash provided by (used in) investing activities	25,744	(178,385)

Financing Activities
Proceeds from issuance of convertible notes, net	—	195,213
Proceeds from exercise of stock options	5,303	5,113

Net cash provided by financing activities	5,303	200,326
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(947)	(866)

Net decrease in cash and cash equivalents	(4,596)	(1,548)
Cash and cash equivalents at beginning of period	33,713	35,261

Cash and cash equivalents at end of period	$29,117	$33,713

(1)	Derived from audited consolidated financial statements

FLUIDIGM CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION (1)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended
	2015	2014	2015	2014
Net loss (GAAP)	$(12,879)	$(10,944)	$(53,315)	$(52,830)
Acquisition-related expenses	—	—	—	10,696
Gain on escrow settlement	—	—	(3,986)	—
Stock-based compensation expense	3,980	5,660	16,830	20,940
Amortization of developed technology	2,800	2,800	11,200	9,800
Interest expense	1,453	1,450	5,808	5,344
Depreciation and amortization	769	869	4,328	3,791
Non-cash charge for sale of inventory revalued at the date of acquisition	—	58	—	856
Benefit from acquisition related income taxes	(650)	(1,569)	(2,974)	(4,757)
Gain from sale of investment in Verinata	(2,330)	—	(2,330)	(332)
Loss on disposal of property and equipment	(6)	(3)	87	80

Net loss (Non-GAAP)	$(6,863)	$(1,679)	$(24,352)	$(6,412)

Shares used in net loss per share calculation – basic and diluted (GAAP and Non-GAAP)	28,813	28,227	28,711	27,768

Net loss per share – basic and diluted (GAAP)	$(0.45)	$(0.39)	$(1.86)	$(1.90)

Net loss per share – basic and diluted (Non-GAAP)	$(0.24)	$(0.06)	$(0.85)	$(0.23)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP PRODUCT MARGIN

	Three Months Ended December 31,		Year Ended
	2015	2014	2015	2014
Product margin (GAAP)	$15,902	$18,993	$59,139	$67,560
Amortization of developed technology	2,800	2,800	11,200	9,800
Depreciation and amortization	62	267	837	919
Loss on disposal of property and equipment	—	31	—	31
Non-cash charge for sale of inventory revalued at the date of acquisition	—	58	—	856
Stock-based compensation expense	402	435	1,822	1,584

Product margin (Non-GAAP)	$19,166	$22,584	$72,998	$80,750

Product margin percentage (GAAP)	58.1%	61.8%	57.9%	63.1%
Product margin percentage (Non-GAAP)	70.0%	73.5%	71.5%	75.4%

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING EXPENSES

	Three Months Ended December 31,		Year Ended
	2015	2014	2015	2014
Operating expenses (GAAP)	$31,825	$30,554	$118,237	$125,443
Acquisition-related expenses	—	—	—	(10,696)
Gain on escrow settlement	—	—	3,986	—
Stock-based compensation expense	(3,578)	(5,225)	(15,008)	(19,356)
Depreciation and amortization	(707)	(602)	(3,491)	(2,872)
Loss on disposal of property and equipment	(6)	(49)	(87)	(49)

Operating expenses (Non-GAAP)	$27,534	$24,678	$103,637	$92,470

(1)	Acquisition-related expenses include charges for accelerated vesting of certain DVS restricted stock and options; consulting, legal, and investment banking fees; and other expenses

RECONCILIATION OF GAAP TO NON-GAAP REVENUE GROWTH (DECLINE)

EXCLUDING THE IMPACT OF FOREIGN EXCHANGE

	Three Months Ended December 31, 2015 Compared with Three Months Ended December 31, 2014	Year Ended December 31, 2015 Compared with Year Ended December 31, 2014
Revenue decline, reported	(8)%	(1.5)%
Impact of foreign exchange	4%	5%

Non-GAAP revenue growth (decline), constant currency	(4)%	3.5%

		Year Ended December 31, 2015 Compared with Year Ended December 31, 2014
Europe revenue growth, reported		11%
Impact of foreign exchange		15%

Non-GAAP Europe revenue growth, constant currency		26%